EXHIBIT 4.12

                        FIRST AMENDMENT TO TRUST AGREEMENT
                   BETWEEN FIDELITY MANAGEMENT TRUST COMPANY AND
                         BROWNING-FERRIS INDUSTRIES, INC.

THIS FIRST AMENDMENT, dated as of the first day of June, 1994, by and between Fidelity Management Trust Company (the "Trustee") and Browning-Ferris Industries, Inc. (the "Sponsor");

                                    WITNESSETH:

WHEREAS, the Trustee and the Sponsor heretofore entered into a trust agreement dated April 12, 1993 with regard to the BFI Employee Stock Ownership and Savings Plan (the "Plan"); and

NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the trust agreement as provided for in Section 13 thereof by:

     - Replacing all references to Fidelity Employee Benefit U.S. Government Reserves Portfolio with the following:

          In order to provide the necessary monies for exchanges or redemption from the GIC or Sponsor Stock Fund investment options, if any, under the Plan, the Sponsor agrees that the Plan shall maintain a liquidity reserve allocated to such investment option in Fidelity Institutional Cash Portfolios: Money Market Portfolio: class A or such other Mutual Fund or commingled money market pool as agreed to by the Sponsor and Trustee. The Sponsor shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the Mutual Fund shares held in any short-term investment fund or liquidity reserve.

IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this First Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

BROWNING-FERRIS INDUSTRIES, INC.          FIDELITY MANAGEMENT
                                             TRUST COMPANY

By ______________________________         By _______________________________
                                                Senior Vice President
Date ____________________________         Date ____________________________